Exhibit 5.1
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                         Law Offices of Kevin W. Dornan
                         5001 SW 20th Street, Suite 6105
                            Ocala, Florida 34474-8712
                                 (352) 873-9234
                                 kdornan@msn.com

                                  May 10, 2007

Pop Starz Records, Inc.
1000 West Ave. PH 19
Miami, FL 33139

         Re: Opinion on Legality of Securities To Be Distributed By the
             Registrant's Parent Company, Pop Starz, Inc. (the "Parent") To Its Shareholders

Ladies and Gentlemen:

         As counsel to Pop Starz Records, Inc. (the "Registrant"), and in conjunction with the registration statement relating to the above-referenced securities, I have reviewed the registration statement (with exhibits) (collectively, the "SB-2"). I have also reviewed the Registrant's and its Parent's Articles of Incorporation (as amended), their By-Laws, and certain minutes of their respective Board of Directors. These documents are incorporated herein by reference, and my opinion relies on the accuracy of the facts and representations stated therein.

         Based on the facts and representations contained in the above-referenced documents,

         1. The Registrant is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Florida and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted.

         2. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Florida and has the requisite corporate power to own, lease and operate its properties and assets, and to carry on its business as presently conducted. It is the legal owner of 6,000,000 shares of common stock of the Registrant and has the requisite corporate authority to distribute the subject shares to its shareholders as a dividend.

         3. The Registrant has the requisite corporate power and authority to file the SB-2 and perform its obligations thereunder, including to deliver the shares of common stock called for thereby. The execution, delivery, performance and consummation by the Registrant of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the company or its Board of Directors or stockholders will be required, except for any amendments to the SB-2 as may be required by the Securities and Exchange Commission (" SEC"). All documents called for by the SB-2 will have been duly executed and delivered, and the shares of common stock will be duly issued (with certificates representing such shares to be delivered as soon as practicable after effectiveness of the SB-2). The shares of common stock covered by the SB-2 are not subject to any preemptive rights under the Registrant's Articles of Incorporation or its Bylaws.

         4. The shares of common stock issuable to the Parent's shareholders pursuant to the terms of the SB-2 have been duly authorized and when delivered will be legally issued, fully paid and non-assessable.

         5. The SB-2 and the issuance of the common stock thereunder, and subject to compliance with all conditions, if any, set forth in the SB-2, will not (i) violate any provision of the Registrant's Articles of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination,

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amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Registrant is a party, (iii) create or impose a lien, charge or encumbrance on any property of the company under any agreement or any commitment to which the company is a party or by which it is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment, injunction or decree (including federal and state securities laws and regulations) applicable to the Registrant or by which any property or asset of the company is bound or affected, except for such conflicts, defaults, terminations, amendments, accelerations, cancellations or violations as would not, individually or in the aggregate, have a material adverse effect on the Registrant.

         6. This opinion is expressly qualified by the requirements that (i) the appropriate notice be given to the National Association of Securities Dealers, Inc. pursuant to SEC Rule 12b-17, and (ii) the SB-2 becomes effective pursuant to the rules of the SEC. In the event either of these conditions is not met, the subject shares may not be issued and this opinion will be null and void.

         7. To my knowledge, there is no action, suit, claim, investigation or proceeding pending or threatened against the Registrant which questions the validity of the SB-2 or the transactions contemplated thereby or any action taken or to be taken pursuant thereto; there is no action, suit, claim, investigation or proceeding pending, or to my knowledge, threatened, against or involving the company or any of its properties or assets and which, if adversely determined, is reasonably likely to result in a material adverse effect on the Registrant; and there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Registrant or any of its officers or directors in their capacities as such.

         8. The Registrant is not, nor upon effectiveness of the SB-2 will it be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         All opinions rendered herein are as of the date hereof and are based upon the circumstances that exist at the present time, including, without limitation, statutes, cases, regulations, facts and circumstances as they currently exist, all of which are subject to change. I assume no obligation to update or supplement the opinions given herein to reflect any facts or circumstances, which may hereafter come to my attention, or any changes in laws or interpretations thereof, which may hereafter occur.

         Any qualification of the opinions herein "to my knowledge" means the actual awareness of information by me by virtue of my involvement (i) in acting as counsel to the Registrant in connection with the transactions contemplated by the SB-2, or (ii) in the preparation of this opinion. Any reference to "my knowledge" does not create or infer any obligation on my part to have undertaken any investigation or inquiry with respect to the matters to which such references are made.

         Except as to the matters, documents and transactions specifically addressed herein, I express no opinion whatsoever, and no opinion whatsoever is to be inferred, as to any other matter, document or transaction.

         This letter is given solely at your request and for purpose of filing with the SEC as an exhibit to the SB-2, and no other use may be made of this opinion without first obtaining my prior written consent, which consent shall not be unreasonably withheld or delayed.

         This opinion is given in my capacity as an attorney admitted and in good standing to practice law in the State of Florida, and incorporates by reference the Report on Standards for Opinions of Florida Counsel as adopted by the Business Law Section of The Florida Bar.

                                Very truly yours,

                          /s/ Kevin W. Dornan, Esq. /s/

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